EXHIBIT 21.1
Subsidiaries of Spirit AeroSystems Holdings, Inc. — Delaware
Spirit AeroSystems, Inc. — Delaware
Spirit AeroSystems Finance, Inc. — Delaware
Subsidiaries of Spirit AeroSystems, Inc.
Spirit AeroSystems International Holdings, Inc. — Delaware
Spirit AeroSystems Operations International, Inc. — Delaware
Subsidiaries of Spirit AeroSystems International Holdings, Inc.
Spirit AeroSystems (Europe) Limited — United Kingdom
Spirit AeroSystems, GmbH — Germany
Spirit AeroSystems Malaysia — Malaysia
Spirit AeroSystems Singapore Pte. Ltd. — Singapore